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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in Amendment No. 2 to the Registration Statement on Form S-4 (No. 333-51154) and related Prospectus of Apartment Investment and Management Company for the registration of up to 4,200,755 and 4,000,000 shares of its Class A common stock and Class P Convertible Cumulative Preferred Stock, respectively, and to the incorporation by reference therein of our reports (i) dated January 20, 2000, with respect to the consolidated financial statements and schedule of Apartment Investment and Management Company included in its Annual Report on Form 10-K for the year ended December 31, 1999; (ii) dated November 19, 1999, with respect to the combined historical summary of gross income and direct operating expenses of the Regency Windsor Apartment Communities for the year ended December 31, 1998 included in Current Report on Form 8-K of Apartment Investment and Management Company dated December 15, 1999; and (iii) dated October 8, 1999, with respect to the combined historical summary of gross income and direct operating expenses of the Dreyfuss Apartment Communities for the year ended December 31, 1998 included in Current Report on Form 8-K of Apartment Investment and Management Company dated December 15, 1999, all filed with the Securities and Exchange Commission.






                                             /s/ ERNST & YOUNG LLP

Denver, Colorado

January 29, 2001